Exhibit 10.47

LICENSE AGREEMENT

This Agreement (the “Agreement”) made this 18 day of June 2008, by and between Le Château Inc. (the “Licensor”) and DAVIDs TEA INC. (the “Licensee”).

WITNESSETH:

That for and in consideration of the mutual promises and subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee the personal right and license to install, maintain and operate, in accordance with the provisions hereinafter set forth, a tea shop and the sale of related tea products as outlined on Schedule “B” attached hereto and for no other purpose trading only under the name DAVIDs TEA INC. (the “Business”) and for no other use, in a portion of those premises located at 336-340 Queen Street West, Toronto, Ontario, which premises (the “Premises”) are leased to Licensor. Licensor and Licensee acknowledge and agree that Licensee shall have the right to exercise its rights contained herein, subject and subordinate to the provisions of that certain lease for the Premises dated September 15, 1987 between Licensor, as tenant, and Katz Bros. Holding Co. (the “Landlord”), as landlord, as amended by an amending agreement dated September 26, 2005 and as further amended, extended, renewed and/or supplemented from time to time (collectively, the “Lease”). Licensor acknowledges having delivered, and Licensee acknowledges having received, a copy of the Lease prior to execution of this Agreement by Licensee.

1.                                      Term

(a)                                 The Licensee will have and hold the Licensed Location (hereinafter defined) for the term (the “Term”) which, unless sooner terminated, is the period commencing on the date (the “Commencement Date”) which is the earliest of: (i) the date the Licensee opens its business to the public in any part of the Licensed Location, or (ii) the day following the expiry of the fixturing period (being a period not to exceed Sixty (60) days (the “Fixturing Period”) after the date on which the Licensee is allowed access to the Licensed Location (the “Delivery Date”) in which to complete Licensee’s Work (as defined in Section 6 herein); or (iii) the 1st day of October, 2008 and ending on the 30 day of September, 2011. Within a reasonable time after the Commencement Date occurs, the Licensor will confirm the Commencement Date by notice to the Licensee and such confirmed Commencement Date will apply to this Agreement:

(b)                                 During the Fixturing Period, the Licensee shall comply with each and every one of the terms, covenants and conditions contained herein save and except for the payment of the License Fee. Without limiting the foregoing, the Licensee will not be permitted access to all or any part of the Licensed Location unless and until it delivers requisite evidence of its insurance in accordance with Section 9 below.

(c)                                  Provided:

(i)                                     the Licensee has paid the Licensee Fee payments required throughout the Term as and when due and punctually observed and performed each of the terms, covenants and conditions to be observed and performed by it in accordance with the terms of this License Agreement and the Licensee is not in default under this Agreement and has not repeatedly been in default hereunder;

(ii)                                  the Licensee has delivered a written notice to Licensor electing to extend the Term not later than six (6) months prior to the end of the initial Term; and

(iii)                               the Licensor has negotiated and executed an extension and/or renewal agreement for the Lease with the Landlord for a term to expire no earlier than the last day of the Extension Term (as defined below) on terms acceptable to the Licensor in its sole and absolute discretion prior to May 30, 2011 (the “Renewal Agreement”). Notwithstanding the foregoing or anything else contained herein, the Licensee acknowledges and agrees that the Licensor is under no obligation to extend and/or renew the term of its Lease beyond its scheduled expiration date of July 31, 2014 and/or to enter into the Renewal Agreement. If the Licensor does extend or renew the term of the Lease, the Licensor may do so on such terms and conditions (including, without the limitation, the length of the renewal and/or extension) which are acceptable to the Licensor in its sole and absolute discretion and the Licensor is under no obligation to extend and/or renew the Lease. Subject to the foregoing, if the Renewal Agreement is executed, the Licensor shall apprise the Licensee that the Renewal Agreement was executed, then, the Licensor will then grant to the Licensee the one-time, personal and non- assignable right to extend the Term for a period of two (2) years commencing on October 1, 2011 (the “Extension Term”) whereby all of the terms and conditions that pertained during the initial Term will apply during the Extension Term, except: (i) there shall be no further right to extend and/or renew; (ii) there shall be no Fixturing Period and the Licensee shall accept the Licensed Location in an “as-is-where-is condition”; and (iii) the License Fee for the Extension Term which shall be agreed upon between the Licensor and the Licensee at least three (3) months prior to the commencement of the Extension Term based upon a rate equal to the fair market value rate for similar premises having a similar size and similar location in the vicinity, but in no instance shall the License Fee be less than what the Licensor paid during the last year of the Term.

(d)                                 If the Licensee and the Licensor fail to agree in writing on the new Licence Fee for the Extension Term for any reason whatsoever by no later than three (3) months prior to the expiration of the initial Term then, notwithstanding all previous negotiations between the Licensor and Licensee, the Licensee’s right to extend shall be null and void and of no further force or effect.

(e)                                  If the Licensee continues to use all or part of the Licensed Location after the Term with the prior written consent of the Licensor but without executing a new license agreement or extension agreement, there is no tacit renewal and/or extension of this Agreement despite any statutory provision or legal presumption to the contrary. The Licensee will use the Licensed Location as a licensee from month to month at a monthly license fee payable in advance on the first day of each month equal to the total of: (i) 150% of the monthly amount of License Fee for the last month of the Term; and (ii) one twelfth (l/12th) of all other amounts payable by the Licensee in the last full twelve (12) month period, and the Licensee will comply with the same terms, covenants and conditions as are in this Agreement, provided that notwithstanding the foregoing or anything else contained herein, the Licensor may, in its sole and absolute discretion and without liability to the Licensor, at any time terminate said overholding on five (5) business days prior notice to the Licensee. Notwithstanding the foregoing, nothing contained herein shall be construed to give Licensee the right to hold over at any time, and the Licensor may exercise any and all remedies at law or in equity to recover possession of the Licensed Location, as well as any damages incurred by Licensor due to the Licensee’s failure to vacate the Licensed Location in a timely manner and forthwith deliver possession to the Licensor as provided herein. Nothing herein shall limit the liability of the Licensee in damages or otherwise.

2.                                      Payments

(a)                                 Licensee shall pay to Licensor throughout the Term as a license fee (the “License Fee”) an annual amount of: (i) Ninety One Thousand Seven Hundred and eighteen Dollars ($91,718.00) per year, based on a charge of $121.00 per square foot per annum of the Licensed Location, payable monthly in advance in equal instalments of Seven Thousand Six Hundred and Forty Three Dollars and Seventeen Cents ($7643.16) on the first day of each month during the Term.

(b)                                 The License Fee and all other amounts hereunder shall be payable by the Licensee without abatement, demand or set-off. Payment shall be prorated on a daily basis for any partial month.

(c)                                  The Licensee will deliver to the Licensor at the beginning of each rental year, a series of monthly post-dated cheques for the rental year for the total of monthly payments of License Fee.

(d)                                 In addition to the License Fee, the Licensee shall also pay, at the earlier of the time provided for in the applicable legislation or at the time such License Fee is required to be paid under this Agreement, all goods and services, value added, sales and/or similar taxes and/or levies from time to time (collectively, the “Sales Taxes”) calculated on or in respect of amounts payable by the Licensee under this Agreement from time to time. The Licensor shall have the same rights and remedies for the recovery of such amounts payable as Sales Taxes as it has for amounts payable as the License Fee under this Agreement.

(e)                                  [Save as expressly set out to the contrary herein,] this Agreement is intended by the parties to be an absolutely net license to the Licensor and the Licensor shall not be responsible during the Term for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Licensed Location. Any amount and any obligation that is not expressly declared herein to be that of the Licensor with respect to the Licensed Location shall be deemed to be a covenant and obligation of the Licensee to be performed and paid for by the Licensee.

3.                                      Deposit

Concurrently with the execution and delivery of this Agreement, the Licensee shall deposit with the Licensor N/A Dollars ($N/A) on account of the first month’s License Fee and with the balance to secure the Licensee’s performance pursuant to the provisions of this Agreement. The Licensor may, at the Licensor’s election, apply the deposit to any amounts due and unpaid by the Licensee hereunder. The balance of the deposit shall be retted to the Licensee, without interest, within two weeks after the expiry of this Agreement provided that the Licensee is not then in default hereunder.

4.                                      Use & Occupancy

(a)                                 The license granted under this Agreement shall apply with respect only to use approximately Seven hundred and Fifty Eight (758) square feet of the Premises whose approximate location is shown on Schedule “A” hereto the “Licensed Location”). Licensee shall have the right to use the Licensed Location solely for the Business of selling at retail, tea and by products; tea accessories; hot and cold beverages; and snack products but in any event cooking will be prohibited in the Licensed Location in accordance with and subject to all applicable laws and the terms and conditions of the Lease and for no other purpose. Throughout the Term, the Licensee shall diligently and continuously conduct the Business in the Licensed Location. Any solicitation of customers shall be done in a professional and courteous manner. Licensee, its employees and/or agents shall not do or fail to do anything in the Licensed Location and/or the Premises, which would violate the Lease. Licensor may, from time to time, give Licensee notice of any act or omission by Licensee, its employees or agents that is, would or could be a violation of the Lease. Upon Licensee’s receipt of notice, Licensee, its employees and/or agents shall promptly cease and refrain from doing at all future times any and everything that Licensor advises Licensee is, would or could be a violation of this Agreement and/or the Lease.

(b)                                 Licensee shall continuously, actively and diligently carry on and the Licensed Location shall be used only for the Business in the whole of the Licensed Location during the entire Term under the trade name “DAVIDs TEA INC.” in a first class and proper manner and for no other purpose and under no other trade name. Licensee’s use of the Licensed Location shall be subject to such limitations and restrictions as Licensor may, from time to time, impose (including hours of operation during which the Business and/or the Premises are open to the public). The Licensee shall not be entitled to a key to the Premises and the Licensee shall have no right of access to the Licensed Location before or after the Licensor’s business hours from time to time except with the express prior written permission of the Licensor. Except in the case of an emergency, Licensor’s personnel shall not block or unduly restrict access to the Licensed Location. If the Licensee breaches the use clause in any respect, the Licensor shall, in addition to its other rights and remedies herein, have the immediate right to terminate this Agreement without notice and to recover from the Licensee damages for breach of covenant and loss of all revenue arising from and after the termination.

(c)                                  In the conduct by the Licensee of the Business at the Licensed Location, the Licensee shall:

(i)                                     conduct the Business in the Licensed Location during such hours and on the days that the Licensor requires or expressly permits in writing from time to time and at no other time but the Licensee is not required to carry on business when prohibited by a governmental law or by-law regulating the hours of business;

(ii)                                  operate the Business in a lawful manner in accordance with al Applicable Laws (as hereafter defined) with due diligence and efficiency as a first-rate merchandising activity;

(iii)                               own, install and keep in good order and condition, free from liens, security interests or rights of third parties, all of the Licensee’s fixtures and equipment;

(iv)                              maintain at the Licensed Location an adequate stock and an adequate sales force to serve properly all customers of the said business;

(v)                                 warehouse, store or stock in the Licensed Location only such goods, wares and merchandise as the Licensee offers for sale in the Licensed Location;

(vi)                              use for office, clerical or other non-selling purposes, only such reasonable minimum amount of space at the Licensed Location as may be required for the conduct of the said business from time to time;

(vii)                           not, nor shall it cause, suffer or permit its employees or agents to, solicit business or display any merchandise anywhere in the Premises and/or in any of the common areas or facilities at any time other than the Licensed Location without the prior written consent of the Licensor, which consent may be unreasonably withheld;

(viii)                        not cause, permit or suffer any machines selling merchandise or vending services, including vending machines or machines operated by coins, credit or debit cards or otherwise, to be present in the Licensed Location; and

(ix)                              not use any loudspeakers, television, phonographs, speakers, radios or other similar devices without the prior written consent of the Licensor, which consent may be unreasonably withheld.

(x)                                 Clean on a regular basis the washrooms and keep them in a sanitary condition.

(d)                                 Without expanding upon the definition of Business, no part of the Licensed Location will be used nor shall the Licensee permit any portion of the Licensed Location to be used at any time for any of the following uses (or any uses incidental thereto):

(i)                                     adults only, immoral, pornographic and/or sexual related activities;

(ii)                                  the sale of second hand goods or fire sale stock or bankruptcy stock; the sale of firecrackers or fireworks; an auction, bulk sale, liquidation sale, “going out of business” or bankruptcy sale, or warehouse sale;

(iii)                               any sale or business conduct which in the Licensor’s opinion is likely to lower the character of the Premises or any practice of unethical or deceptive advertising or selling procedures;

(iv)                              any unlawful, criminal or unlicensed use;

(v)                                 the storage of goods not sold on or from the Licensed Location; and/or

(vi)                              the sale, rental and/or distribution of any clothing or clothing accessories, cigarettes, cigars, tobacco or any form of tobacco products, alcohol and/or alcoholic beverages.

5.                                      Licensee’s Employees

(a)                                 All persons employed by Licensee in or about or in connection with, the operation of the Licensed Location shall be Licensee’s employees for all purposes. Licensee shall, at its own cost and expense, maintain worker’s compensation coverage, unemployment compensation coverage and any other coverage, which may be required by law with respect to Licensee’s employees.

(b)                                 Licensee’s employees while working at the Licensed Location shall be entitled to use toilets provided by Licensor for the convenience of Licensor’s employees subject to any rules and regulations promulgated by Licensor. Licensor and Licensee shall prohibit their respective employees from soliciting the other’s employees.

6.                                      Improvements, Additions, and Signs

Licensee, at its sole cost and expense, shall construct and furnish all fixtures, signage, equipment and furnishings (including but not limited to telephone and electric lines) which it deems necessary or desirable for its operations at the Licensed Location and shall pay for all costs of modification of the existing space or the installation of its fixtures, equipment and furnishings (collectively, the “Licensee’s Work”). Licensee shall not take any action, which would violate the Lease. Licensee shall use materials of equal or better quality than those used in the construction of the Premises and comply with all applicable laws, by-laws, orders and regulations of federal, provincial and municipal authorities and with any direction given by a public officer pursuant to law and with all regulations of any fire underwriters association having jurisdiction (collectively, the “Applicable Laws”) and each of the Licensor’s and the Landlord’s requirements from time to time. Licensee shall not make any modification nor shall it attach any fixtures, signage or equipment to the Premises without Licensor’s prior written approval, such approval not to be unreasonably withheld or delayed. Licensee shall submit plans and specifications in reasonable detail (including, without limitation, proposed elevations and design detail, electrical and mechanical systems, colour and proposed materials) of the proposed improvements to each of the Licensor (such approval not to be unreasonably withheld or delayed) and the Landlord for its written approval prior to doing any work. Licensee shall obtain or cause to be obtained all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the Licensed Location. Any work done pursuant to this article shall be at times, which are preapproved by Licensor acting reasonably and the Landlord. The Licensor may require Licensee to temporarily cease carrying on the whole or part of the work, and Licensee agrees to immediately cease work, provided that Licensor prescribes a time or times during which such work may be continued by Licensee.

7.                                      Maintenance and Repair

Licensee, at its sole cost and expense, shall take care of and maintain the Licensed Location in good order and repair. Licensor shall, at its sole cost and expense, take care of and maintain in good working order or cause to be maintained, in good working order all portions of the Premises other than the Licensed Location, including without limitation, plumbing, electrical equipment (except any equipment in the Licensed Location and any equipment installed by Licensee), heating, air conditioning, doors, windows, and all other structural portions of the Premises and to make any necessary repairs with reasonable diligence, provided, however, that:  (a) the preceding shall not obligate Licensor to undertake any obligations greater than or different from those imposed on Licensor under the Lease, and (b) such work for which Landlord is responsible for maintenance and repairs, Licensor’s sole responsibility shall be to use reasonable efforts to notify the Landlord to perform such repairs. Licensee and its contractors shall be granted access during normal business hours to enter the Premises for the purpose of servicing, maintaining and otherwise performing service in connection with Licensed Location; provided, however, that they shall in no event disrupt Licensor’s business. Licensee shall have access to the Licensed Location in the event of emergencies, provided, however, that Licensee shall reimburse Licensor for any costs incurred by Licensor to grant such access or resulting therefrom.

8.                                      Services

Licensor agrees to ^furnish or cause to be furnished to Licensee during the Term the following services of a quality and at a level equal to that provided to the Premises in which the Licensed Location is located: (a) janitorial services for aisles and floors adjacent to the Licensed Location and (b) heating, air-conditioning and electricity for the Licensed Location Licensor shall not be liable for any damages arising out of the failure to provide such services, whether or not the interruption or cessation is caused by the negligence of Licensor, its agents, servants, partners, independent contractors, employees, invitees, customers and/or any other person for whom Licensor is in law responsible.

The Licensee will at its sole cost and expense and in a manner pre-approved by each of the Licensor and Landlord connect and assume responsibility of the separate check meter, as of the Delivery Date, with the appropriate provider of service for the hot water tanks located within and which service the Licensed Location.

9.                                      Insurance

(a)                                 Licensee shall carry its own property insurance on its improvements to the Licensed Location and all other property in the Licensed Location. Licensee shall also keep in force during the term of this Agreement public liability insurance with liability limits of not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury and/or for property damage. Licensor shall receive ten (10) days notice of cancellation of any such insurance policy. All such insurance shall be with an insurer and provide such coverage as would be obtained by a prudent operator of the Business in the Licensed Location and shall otherwise be in form and substance satisfactory to the Licensor, acting reasonably. Licensee shall furnish Licensor with a certificate evidencing such coverage at least ten (10) days prior to receiving access to the Licensed Location and upon request from time to time during the Term.

(b)                                 If the Licensee fails to obtain the insurance required under this paragraph 9 and such failure is not cured within two (2) business days following written notice from the Licensor, the Licensor shall, in addition to its other rights and remedies herein, be entitled to obtain such insurance coverage (but without any obligation to do so) and the costs thereof and all other reasonable expenses incurred shall be payable by the Licensee to the Licensor upon demand.

(c)                                  Each of the Licensee’s insurance policies shall contain:

(i)                                     a waiver by the insurer of any rights of subrogation to which such insurer might otherwise be entitled against the Licensor and the Landlord or any person for whom the Licensor and the Landlord is in law responsible; and

(ii)                                  an undertaking by the insurer that no material change adverse to the Licensor or the Licensee will be made and the policy will not lapse or be terminated, except after not less than thirty (30) days’ prior written notice to the Licensor.

(d)                                 Licensee shall, at is own cost and expense, comply with all regulations or orders of any insurance company or companies (including the Licensor’s and Landlord’s) relating to its operation of the Business.

10.                               Licensee Indemnity

Licensee shall indemnify and hold harmless each of the Landlord and the Licensor and each of its agents, servants, employees and any other person for whom it is in law responsible (collectively, the “Indemnified Parties”) from any and all losses, claims, causes of action, actions, damages, expenses and liability (collectively, the “Claims”), including reasonable legal fees, sustained or incurred by any of the Indemnified Parties as a result of any beach of this Agreement and/or the Lease by the Licensee, any Claims which are based upon or arise out of illness or injury, including death, damage, loss, theft, vandalism or damage to any property and/or any Claims, which arise from or in any manner out of any act or omission of Licensee, its agents, partners, independent contractors, employees, servants, invitees, customers and/or any other person for whom Licensee is in law responsible from time to time. Licensee shall immediately respond and assume the investigation, defence and expense of all Claims arising out of or in connection with such occurrences provided Licensor may, in its sole and absolute discretion, join in such defence with counsel of its choice. Notwithstanding any other provisions contained herein or at law, each of the Indemnified Parties shall not be liable for and the Licensee irrevocably and unconditionally releases each of the Indemnified Parties from any and all Claims, including without limitation, those Claims based upon or arising out of illness or injury to a person, including death and/or relating to damage, loss, theft, vandalism or destruction of property at any time in, on or about the Premises, including the Licensed Location regardless of the cause therefore and without limiting the generality of the foregoing, there shall be no abatement from or reduction of the License Fee and/or any other amounts payable by the Licensee hereunder. The provisions of this Section 10 shall survive the expiration and/or earlier termination of this Agreement for any reason.

11.                               Taxes

For the purposes of this Agreement, “Pro Rata Share” means a fraction having as its numerator the area of the Licensed Location and having as its denominator the area of the Premises. Licensee shall pay to the Licensor its Pro Rata Share of all business taxes or assessments levied against or attributed to the Premises and all costs and expenses incurred by the Licensor from time to time in obtaining or attempting to obtain a reduction of business taxes. Licensee shall also pay (a) all taxes assessed by any taxing authority because of Licensee operations, including business taxes; and (b) any license or other fee incidental to the conduct of its business, whether billed directly to Licensee or Licensor. All of the foregoing amounts, including, business taxes and assessments are collectively referred to as “Taxes”. Licensor agrees to use reasonable efforts to forward to Licensee all tax bills (other than realty tax bills), license notices, and the like that are payable by Licensee but are received by Licensor.

12.                               Exercise of Licensee Rights

The Licensee covenants and agrees in favour of the Licensor:

(a)                                 that in exercising its rights under this Agreement, the Licensee shall act in a manner consistent with the intent of this Agreement and in a prudent, expeditious and reasonable manner so as to prevent interference with the balance of the Premises;

(b)                                 that the enjoyment or use at any time of the license herein granted shall be subject to such regulations, rules, restrictions and limitations as may be imposed from time to time by the Licensor, acting reasonably;

(c)                                  that it shall not enter onto, occupy or use the Licensed Location for any purpose other than the Business and that it will keep the Licensed Location in a clean and well ordered condition, and not permit any rubbish, debris or other similar material to be stored or to accumulate thereon;

(d)                                 to pay the Licensee Fee and all Sales Taxes thereon as well as all other amounts payable hereunder in its entirety and in a timely manner without any setoff, deduction or abatement;

(e)                                  that it will comply at all times with all Applicable Laws affecting the Licensed Location and use thereof, including, without limitation, observing all environmental laws and including obtaining all necessary permits and licenses, and to indemnify and save the Licensor harmless from any liability or costs suffered by the Licensor as a result of the Licensee’s failure to do so;

(f)                                   that the Licensee has inspected the Licensed Location and al improvements thereon and has conducted its due diligence and accepts the Licensed Location in an “as is where is” condition without any representations or warranties whatsoever;

(g)                                 that the Licensee may not at any time assign, sub-license, sell, convey, transfer, charge, part with possession or control, mortgage, pledge and/or encumber this Agreement and/or all or any portion of the Licensed Location or transfer or permit a transferee or any licensee or concessionaire to conduct any business in or about the Licensed Location (each of the foregoing being a “Transfer” and collectively the “Transfers”) without the prior written consent of the Licensor (which consent may be unreasonably withheld by the Licensor in its sole and absolute discretion). If the Licensor in its sole and absolute discretion consents to a Transfer: (i) the Licensor’s acceptance of a payment and/or performance of any of the terms, covenants and conditions of this Agreement from and/or by a recipient of the Transfer is not to be considered a release of Licensee from the further performance of any of the terms, covenants and conditions of this Agreement and any amendment, supplement, renewal and/or extension hereof from time to time; (ii) documents evidencing the Licensor’s consent to a Transfer, if consented to by the Licensor, will be prepared by the Licensor or its solicitors, and all related legal costs will be paid by Licensee to the Licensor or its solicitors, within ten (10) days after receipt of an invoice from the Licensor; and (iii) the consent shall be conditional on the prompt execution and delivery by Licensee and the recipient of the Transfer of an agreement directly with the Licensor to assume and be bound by all the terms, covenants and conditions contained in this Agreement as if the recipient of the Transfer had originally executed this Agreement. Despite any Transfer permitted or consented to by the Licensor, the Licensee will remain jointly and jointly and severally liable with the recipient of the Transfer and Licensee will not be released from compliance with any of the terms, covenants and conditions of this Agreement and any amendment, supplement, renewal and/or extension hereof from time to time; and

(h)                                 that each of this Agreement and the Licensee’s rights herein is subject to and subordinate to the Lease and the Licensor shall have no liability whatsoever for termination of this Agreement and/or with respect to the Licensed Location arising out of the Lease or any action or omission under the Lease by the Landlord or party claiming under the Landlord. The Licensor shall forthwith do execute and deliver any documentation to this effect required by the Landlord from time to time. If the Lease expires or is terminated for any reason, this Agreement shall be concurrently terminated without liability to the Licensor.

13.                               Default and Early Termination

An “Event of Default”, a “breach” or a “default” hereunder shall occur whenever: (i) the Licensee fails to pay the License Fee or other sums due under this Agreement in its entirety on the day or dates appointed for the payment thereof, whether or not any notice of such failure is given to the Licensee or any demand for payment has been made by the Licensor; (ii) the Licensee fails to observe or perform any of the terms, covenants or conditions of this Agreement to be observed or performed by the Licensee (other than the payment of the License Fee or other sums and the terms, covenants and conditions set out below under subparagraphs (iii) to (x), inclusive, of this paragraph, for which no notice is required) and (I) fails to remedy such failure within ten (10) days (or such shorter period as may be provided in this Agreement) or (II) if such failure cannot reasonably be remedied within ten (10) days or such shorter period and the Licensee fails to commence to remedy such failure within such ten (10) days or such shorter period or thereafter fails to proceed diligently to remedy and does remedy such failure, in either case after notice in writing from the Licensor to the Licensee; (iii) the Licensee or any person occupying or conducting business in all or any part of the Licensed Location becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment, arrangement or compromise with its creditors, or if a petition of bankruptcy if filed against the Licensee or any such person, or any steps are taken or proceedings commenced by anyone or any court or governmental body for the dissolution, winding-up or other termination of the Licensee’s or any such person’s existence or the liquidation of its assets; (iv) a trustee, receiver, monitor, liquidator, receiver/manager or like person is appointed with respect to the business or assets of the Licensee or any other occupant of al or any part of the Licensed Location; (v) the Licensee makes a sale in bulk of any of its assets wherever situated other than in conjunction with a Transfer approved in writing by the Licensor and made pursuant to all applicable legislation; (vi) this Agreement or any of the Licensee’s assets are seized or taken under any writ of execution or similar process or if any encumbrances of this Agreement or the Licensee’s assets shall take any action to enforce its security; (vii) the Licensee purports to make or makes any Transfer of this Agreement and/or the Licensed Location or any part thereof is occupied or used by any person or for any business or purpose other than in compliance with the provisions of this Agreement or if the Licensee suffers to exist, creates or incurs any charge, privilege, pledge, security interest or other encumbrance whatsoever on any of its moveable effects or chattels or trade fixtures situated in the Licensed Location; (viii) the Licensee abandons or attempts to abandon the Licensed Location or sells or disposes of its goods or chattels or removes them from the Licensed Location so that there would not in the event of such sale, disposal or removal be sufficient goods and chattels of the Licensee on the Licensed Location to conduct the Business, or the Licensed Location or any part thereof becomes vacant or unoccupied for a period of five (5) consecutive days or more; (ix) the Licensee fails to continuously, actively and diligently conduct its business in the whole of the Licensed Location, fully fixtured, stocked and staffed and otherwise in compliance with this Agreement and all Applicable Laws; and/or (x) the Licensee causes any default or breach of the Lease.

14.                               Licensor’s Remedies

(a)                                 If and whenever an Event of Default occurs, the Licensee shall be deemed to be in default under this Agreement and, without prejudice to any other rights or remedies which the Licensor may have under this Agreement at law, in equity and/or by statute, the fill amount of the current month’s and the next three (3) months’ instalments of the License Fee and Taxes will immediately become due and payable to the Licensor and, in addition, the Licensor shall have the following rights and remedies, which are cumulative and not alternative and which may or may not be exercised immediately in the Licensor’s sole and absolute discretion without liability to the Licensor for any Claims (including direct, indirect or consequential damages caused thereby):

(i)                                     to terminate this Agreement in respect of the whole or any part of the Licensed Location by written notice to Licensee. If this Agreement is terminated in respect of part of the Licensed Location, this Agreement shall be deemed to be amended by the appropriate amendments, and proportionate adjustments in respect of the License Fees and any other appropriate adjustments shall be made;

(ii)                                  to enter the Licensed Location as agent of the Licensee and as such agent to relicense all and/or part(s) of the Licensed Location for whatever term and on whatever terms and conditions as the Licensor in its sole and absolute discretion may determine and to receive the license fees therefore and, as agent of the Licensee, to take possession of any property on the Licensed Location, to store such property at the expense and risk of the Licensee or to sell or otherwise dispose of such property in such manner as the Licensor may see fit without notice to the Licensee; to make such alterations to the Licensed Location as the Licensor may see fit to facilitate its re-licensing;

(iii)                               to remedy or attempt to remedy any default of the Licensee under this Agreement, at the Licensee’s sole cost and expense, and to enter upon the Licensed Location for such purposes. No notice of the Licensor’s intention to perform such covenants need be given to the Licensee;

(iv)                              to recover from the Licensee all damages and expenses incurred by the Licensor as a result of any Event of Default or any breach of the Licensee including, without limitation, if the Licensor terminates this Agreement, the cost of recovering the Licensed Location, solicitor’s fees (on a solicitor and his client basis) and the amount of the License Fee and other sums required to be paid pursuant to this Agreement for the remainder of the Term (had it not been terminated), all of which amounts shall be immediately due and payable by the Licensee to the Licensor;

(v)                                 suspend the supply to the Licensed Location of any benefit, service, utility or other service furnished by the Licensor until the Event of Default is cured; and/or

(vi)                              apply to the courts for an order of specific performance or mandamus or an injunction compelling the Licensee to perform its obligations under this Lease, the Licensee acknowledging that damages are not sufficient remedy.

(b)                                 It shall not be unreasonable for the Licensor to withhold its consent, approval and/or signature at any time when the Licensee is in default hereunder.

(c)                                 No failure of the Licensor: (i) to insist at any time upon the strict performance of any provision of this Agreement; or (ii) to exercise any option, right, power or remedy contained in this Agreement shall be construed as a waiver, modification or relinquishment thereof. A receipt by the Licensor of any sum in satisfaction of any obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach. No waiver by the Licensor of any provision hereof shall be deemed to have been made unless expressed in writing signed by the Licensor. The waiver by the Licensor of a default under this Agreement is not a waiver of any other or subsequent default.

(d)                                 Notwithstanding any other provision of this Agreement, the Licensor may from time to time resort to any or all of the rights and remedies available to it in the event of any breach and/or event of default hereunder by Licensee, either by any provision of this Agreement, by statute or common law, al of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available the Licensor by statute or the general law. The Licensor shall not be liable to Licensee for any Claims whatsoever, howsoever caused by any acts or omissions of the Licensor in remedying or attempting to remedy any default.

(e)                                  All costs and expenses, including solicitors’ fees and disbursements (on a solicitor and client basis), incurred by the Licensor in connection with compelling or attempting to compel Licensee to comply with its obligations hereunder (including, without limitation, legal correspondences and notices of default), the exercise of any remedy for a breach or event of default hereunder, recovery of possession of the Licensed Location, recovery of the License Fee or any other amount due hereunder, The Licensor performing any of Licensee’s covenants or obligations herein or the enforcement of the provisions of this Agreement, incurred until repaid in full, shall be borne by Licensee and shall be paid by the Licensee to the Licensor upon demand along with the Licensor’s administrative fees in connection therewith from time to time. Licensee shall indemnify the Licensor against all Claims (including legal fees on a solicitor and client basis) incurred in enforcing payment thereof and in obtaining possession of the Licensed Location after an Event of Default, or upon expiration or earlier termination of the Term or in enforcing any covenant, proviso or agreement of the Licensee herein contained.

15.                               Surrender Upon Termination

Upon any termination of this Agreement, whether at the end of the Term or otherwise, Licensee shall to the extent required to do so by the Licensee remove, with the notable exception of all items listed in Schedule “C” attached hereto, all its furniture, fixtures, signage, equipment, leasehold improvements and trade fixtures, make good any damage caused by such installation and/or removal, and surrender of the Licensed Location in “broom-clean” condition in as good condition as it received the same, loss or damage by fire or other casualty excepted.

16.                               Damage to Premises

If, by fire or other casualty, the Licensed Location or the Premises is destroyed or damaged to the extent that Licensee is deprived of occupancy or use of the same, Licensor agrees to notify Licensee as to whether it or the Landlord has decided to repair the damage or destruction resulting from any casualty as soon as possible, subject to the provisions of the Lease. If Licensor elects to repair such damage or destruction, Licensor shall proceed with due diligence to restore the Premises. If the Premises is repaired, whether by Licensor or the

Landlord, Licensee shall proceed with due diligence to restore the Licensed Location to substantially the same condition as existed before such damage or destruction, and the sums payable hereunder with regard to such Licensed Location shall be abated from the date of such damage or destruction until restoration of the Premises and the Licensed Location is completed. If Licensor notifies Licensee that neither Licensor nor the Landlord of the Premises has decided to repair such damage or destruction, this Agreement shall be terminated. Nothing herein contained shall obligate Licensor to undertake any repair and/or restoration obligations not expressly imposed on it by the Lease.

17.                               Expropriation

In the event of expropriation of all or part of the Premises, neither Licensor nor Licensee shall have a claim against the other for the shortening of the term, or the reduction or alteration of the Business and/or the Premises. Licensor and Licensee shall each look only to the expropriating authority for compensation. Licensor and Licensee agree to cooperate with one another so that each is able to obtain the maximum compensation from the expropriating authority as may be permitted in law in relation to their respective interests in the Premises or Business. Nothing herein contained shall be deemed or construed to prevent Licensor or Licensee from enforcing and prosecuting a claim for the value of their respective interests in any expropriating proceedings.

18.                               Remodelling of Store

(a)                                 Licensee recognises that Licensor may in its sole and absolute discretion, from time to time, elect to remodel, rearrange and/or enlarge (hereinafter collectively referred to as “Remodel”) all or part of the Premises. In the event that the Remodel materially adversely affects the Licensed Location, Licensor agrees to discuss with Licensee the Remodel to determine if the Licensed Location can be moved to another location mutually satisfactory to Licensee and Licensor within the Premises, provided that Licensor shall not require the Licensee to move the Licensed Location to the subbasement. If Licensee or Licensor does not agree for any reason and in writing on the new location within thirty (30) days of Licensor’s proposal, this Agreement shall terminate effective on the date, which is two (2) weeks prior to Licensor’s scheduled date for commencement of the Remodel (the “Termination Date”) and the Licensor shall have no further obligations hereunder. In the event that this Agreement is terminated pursuant to the provisions of this paragraph 18, Licensee shall deliver up possession of the Licensed Location to Licensor on the Termination Date and the License Fees shall be apportioned to and paid on the Termination Date.

(b)                                 Notwithstanding the foregoing or anything else contained herein, the Licensee covenants and agrees that the Licensor may in its sole and absolute discretion terminate this Agreement upon thirty (30) days written notice to the Licensee if Licensor elects in its sole and absolute discretion to discontinue its business at the Premises or if the Licensor is required by Applicable Laws and/or the Landlord to perform work in the Premises which the Licensor is not prepared to do in its sole and absolute discretion. For greater certainty, nothing contained herein obligates the Licensor to ever conduct any operations or business in any portion of the Premises. Licensee shall treat all notices of discontinuance of store operations in strict confidentiality. Notices posted by Licensee at Licensed Location shall not reference store closing.

19.                               Security

Licensee acknowledges that: (a) Licensor is not an insurer of the Licensed Location; (b) Licensor does not undertake to provide any security for the Licensed Location; and (c) that it shall be Licensee’s obligation to provide security for the Licensed Location.

20.                               Nature of Agreement

Licensee’s rights herein are personal to the Licensee and that this Agreement does not and is not intended to create any interest in land. This Agreement does not create any interest in all or part of the Licensed Location and/or the Premises or a partnership or joint venture between the Licensor and Licensee nor does it create the relationship of principal and agent and/or of landlord and tenant.

21.                               Entire Agreement

The parties hereto agree that this Agreement sets forth all the promises, agreements and understandings between them with respect to the right and license to install, operate and maintain the Business in the Licensed Location. There are no promises, agreements or understandings, either oral or written, between them regarding such matters other than as is set forth herein. It is further agreed that any amendment or modification to this Agreement shall not be binding unless such amendment or modification is reduced to writing and signed by both parties.

22.                               Captions

The captions of the several sections of this Agreement are not part of the text hereof and shall be ignored in construing this Agreement. They are intended only as aids in locating various provisions hereof.

23.                               Severability

Each provision contained in this Agreement shall be independent and severable from all other provisions contained herein, and the invalidity of any such provisions shall in no way affect the enforceability of the other provisions. If any provision of this Agreement or the application thereof to any circumstances shall be held to be invalid or unenforceable, then the remaining provisions of this Agreement or the application thereof to other circumstances shall not be affected thereby and shall be held valid and enforceable to the fullest extent permitted by law.

24.                               Governing Law

This Agreement shall be governed and controlled by the laws of the Province of Ontario.

25.                               Notices

All notices and communications hereunder shall be in writing and signed by a duly authorized representative of the party making the same. All notices and communications shall be deemed effective when delivered personally or when receipt is confirmed upon transmission by facsimile, addressed as follows:

(a)                                 If to Licensor, then in duplicate to:

Le Château Inc.
8300 Boul. Décarie
Montréal, Québec	Attention:	Director, Real Estate
H4P 2P5	Facsimile:	(514) 738-3670

(b)                                 If to Licensee, then to the Licensed Location:

DAVIDs TEA INC.	Attention:	Mr David Segal
8162 Devonshire Rd	Facsimile:
Mont Royal QC
H4P 2K3

Giving notice of such change in the manner herein provided for giving notice may change the names and addresses for the purpose of this paragraph. Unless and until such written notice of change of address is actually received, the most recent name and address applicable under this Agreement may be used for all purposes hereunder.

26.                               Force Majeure

The performance of a party (except for payment of monies) shall be excused during the period and to the extent that such performance is rendered impossible, impractical or unduly burdensome due to acts of God, strikes, lockouts, or labour difficulty, unavailability of parts through normal supply sources, failure of any utility to supply its services for reasons beyond a party’s control, explosion, sabotage, accident, riot or civil commotion, act of war, fire or other casualty, or any other cause beyond the reasonable control of the party whose performance is to be excused.

27.                               Registration

This Agreement or any notice thereof shall not be recorded or registered against title to the Licensed Location, the Premises or any part or parts thereof. If this Agreement or notice thereof, is registered or recorded by or on behalf of the Licensee without the written approval of the Licensor (which may be unreasonably withheld), the Licensor shall be entitled, at its option, in addition to its other rights and remedies herein to terminate this Agreement upon written notice to the Licensee.

28.                               Time of the Essence

Time shall be of the essence of this Agreement.

29.                               Further Assurances

Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

30.                               Successors and Assigns

Except to the extent that this Agreement provides to the contrary, this Agreement shall enure to and be binding upon the parties hereto and their respective successors and permitted assigns.

31.                               Tenant Allowance

1)             Subject to paragraphs 2 and 3 of this Article, Licensor will pay Licensee a cash allowance (the “License Allowance”) equal to $210,000.00.

2)             The License Allowance will be paid to Licensee by Licensor either thirty (30) days after the Commencement Date or thirty (30) days after the date on which Licensee opens for business from the Premises, whichever last occurs, provided Licensee has fully complied with all the following:

(a)                                 Licensee has completed the Premises for occupancy in accordance with Licensee obligations under clause 6 of this Licensing Agreement and Licensee drawings approved by Licensor;

(b)                                 Licensee has secured all applicable completion and occupancy certificates for the Premises;

(c)                                  There are no liens or encumbrances registered against the Premises or the Building in respect to work, services, materials or equipment relating to the Premises;

(d)                                 Licensee has provided Licensor with an affidavit stating that there are no liens, hypothecs or encumbrances registered against the Premises or the Building in respect to work, services, materials and equipment relating to the Premises and that Licensee’s designers, contractors, subcontractors, workmen and suppliers of material and equipment (if any) have been paid in full for all work and services performed and materials and equipment supplied by them on or to the Premises; and

(e)                                  Licensee bas supplied duly executed copies of all documents as required by Licensor’s mortgagee, debenture holders, hypothecary, creditors and Trustees under trust deeds.

Provided that in no event will the License Allowance be paid unless the License Agreement is fully executed by Licensor and Licensee.

3)             In the event that any lien, encumbrance, hypothec, claim for lien or other action is registered against the Premises or the Building in respect of work, services, materials or equipment relating to the Premises, Licensee will, at its sole expense, cause the same to be removed from title within five (5) days (or such additional time as Licensor may consent to in writing) following notice to Licensee from Licensor, failing which Licensor will require Licensee to pay any such contested amount into court to remove any lien and the entire cost thereof, including reasonable legal fees, will be immediately due and payable by Licensee to Licensor and such amounts may at the option of the Landlord be deducted from the License Allowance otherwise payable hereunder.

4)             The release of the License Allowance by Licensor to Licensee is conditional upon Licensee’s full compliance with paragraph 2 of this Clause and will in no way affect any financial or other obligation Licensee may have to Licensor under the terms of this Licensing Agreement.

5)             If and whenever termination of this Licensing Agreement by Licensor is permitted by reason of the Licensee’s default under any part of this Licensing Agreement or in Law, then and in any of such cases at the option of the Licensor, the unamortized amount of the License Allowance monies paid to the Licensee or the value of other inducements given to Licensee in accordance with provisions of this License Agreement or any other agreement between Licensor and Licensee relating to the Premises (such allowances and inducements) being amortized on a straight line monthly basis over the initial Term of the Licensing Agreement and the First Option and determined as of the date of the event of default and hereinafter referred to as “Unamortized License Inducement” shall be paid to Licensor by Licensee on demand.

6)             Should the Licensee not exercise the First Option the Licensee shall pay the unamortized amount of the License Allowance monies paid to the Licensee or the value of other inducements given the Licensee in accordance with provisions of this Licensing Agreement or any other agreement between Licensor and Licensee relating to the Premises (such allowance and inducements) being amortized on a straight line monthly basis over the initial Term of the Licensing Agreement and the First Option and shall be payable forthwith at the end of the Term or the termination date.

32.                               Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which shall constitute one and the same instrument. In addition, counterparts of this Agreement may be executed and transmitted by facsimile and such execution and transmission shall constitute proper execution of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement.

LE CHÂTEAU INC.

By:	/s/ Emilia Di Raddo

By:	/s/ Authorized Person

LICENSEE

DAVIDs TEA INC.

By:	/s/ David Segal

By:

SCHEDULE “A”
FLOOR PLAN

Licensed Location - Cross-hatched

QUEEN STREET #144
tea shop
TORONTO, ONTARIO.
scale: 3/16" = 1'-0"

EXIST.
STAIR
UP
758 sq. ft.
MIRROR
FITTING ROOM
2
MIRROR
MAPLE BENCH
FITTING ROOM
3